Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for First Quarter 2024

LOS ANGELES, CA – (BUSINESS WIRE) – June 11, 2024 – Broadway Financial Corporation (“Broadway”, “we”, or the “Company”) (NASDAQ: BYFC), parent company of City First Bank, National Association (the “Bank”, and collectively, with the Company, “Broadway” or “City First Broadway”), reported consolidated net loss of $164 thousand, or ($0.02) per diluted share, for the first quarter of 2024, compared to consolidated net earnings of $1.6 thousand, or $0.17 per diluted share, for the first quarter of 2023.

During the first quarter of 2024, net interest income decreased by $750 thousand, or 9.1%, to $7.5 million, compared to the first quarter of 2023.  The decrease resulted from higher interest expense, primarily due to an increase in the cost of borrowings and deposits.  During the first quarter of 2024, non-interest expense increased $1.6 million, or 25.8%, compared to the first quarter of 2023 due to increases of $905 thousand in professional services expense and $648 thousand in compensation and benefits expense.  The increase in professional services expense was primarily related to the Company’s investigation of the weaknesses in internal controls that were identified during preparation of the financial statements for the third quarter of 2023.  The increase in non-interest expense was partially offset by a decrease in income tax expense of $731 thousand due to a decrease in pre-tax income of $2.5 million between the two periods.

First Quarter 2024 Highlights:

•
Total interest income increased for the twelfth consecutive quarter since the merger of CFBanc Corporation with the Company on April 1, 2021 (the “Merger”).  During the first quarter of 2024, interest income increased by $3.6 million, or 32.4%, compared to the first quarter of 2023, and by $2.3 million, or 18.5%, compared to the fourth quarter of 2023.

•
The yield on average interest-earning assets increased by 46 basis points to 4.45% for the first quarter of 2024, compared to 3.99% for the first quarter of 2023.  This increase was driven largely by growth in the yield on average loan balances of 41 basis points during that period.

•
Total gross loans receivable increased by $46.2 million, or 5.2%, to $934.8 million at March 31, 2024, compared to $887.6 million at December 31, 2023.  Total loans have grown 43.7% since the United States Department of the Treasury invested $150 million in Broadway’s preferred stock pursuant to the Emergency Capital Investment Program (“ECIP”) in June 2022, and 57.9% since the Merger.

•	The Bank had only one non-performing loan, totaling $401 thousand, at March 31, 2024 and total delinquencies remained at less than $800 thousand.
•	Total deposits increased by $12.9 million during the first quarter of 2024 to $695.5 million, representing growth of $38 million, or 5.8%, since the first quarter of 2023.

Chief Executive Officer, Brian Argrett commented, “During the first quarter of 2024, we experienced an acceleration in the growth of our interest income, which has increased in each of the twelve quarters since the merger of Broadway and CFBanc Corporation, demonstrating the benefits of the Company’s enhanced scale and commitment to growth.  The increase in interest income reflects an increase of almost 58% in our loan portfolio since the merger, and approximately 44% since receipt of the equity investment under the U.S. Treasury’s Emergency Capital Investment Program in June 2022.  In addition, this growth in interest income reflects improving yields on our interest-earning assets, which have increased by 136 basis points, or 44%, since the end of March 2022 when the Federal Open Market Committee of the Federal Reserve began implementing interest rate hikes to curb inflation.  I am pleased to report that we have been able to achieve these increases while maintaining the quality of the Bank’s loan portfolio, as our delinquencies remain modest.”

“Notwithstanding the growth in our balance sheet and interest income, our overall performance has continued to suffer from higher costs of deposits and borrowings, which are a direct result of the rate hikes implemented by the Federal Reserve.”

“In addition, our results for the first quarter of 2024 were adversely affected by substantial non-recurring costs of almost $700 thousand associated with our investigation of material weaknesses in internal controls that we had identified while preparing our financial statements for the third quarter of 2023 and initiating corrective actions to remediate those weaknesses.  As a result of those costs, we reported a pretax loss of $240 thousand for the quarter.  We are using the results of the investigation, however, to strengthen our controls and financial and accounting team, which will provide us with better financial information with which to properly manage our business and inform our stockholders, depositors, and other stakeholders.”

“Also, results for the first quarter of 2024 were impacted by the investments in people that we have been undertaking over the past twelve months to support our operational capabilities to professionally manage our business, improve our efficiency, and promote our continued growth.”

“We remain optimistic in our ability to continue growing and improving profitability and are focused on serving low-to-moderate income communities within our target markets.  The Company has a strong base of equity capital to execute its plans, which is being complemented by the increase in the Bank’s deposits during each of the past three consecutive quarters.  At the end of March 2024, the Bank’s deposits were $12.9 million higher than at the beginning of the year and almost $50.0 million higher than at the end of June last year.  Also, during the first quarter of 2024, we reduced our higher cost borrowings as part of our efforts to lower our cost of funds.”

“Finally, I wish to thank our employees for their tremendous dedication to our mission and operating performance, and our stockholders and depositors for their continued support of our broader strategy and growth.  Your efforts and financial support are fundamental to our ability to expand, serve, and support our communities, customers, and broader stakeholders.”

Net Interest Income

Net interest income before loan loss provision for the first quarter of 2024 totaled $7.5 million, representing a decrease of $750 thousand, or 9.1%, from net interest income before loan loss provision of $8.3 million for the first quarter of 2023.  The decrease resulted from higher interest expense, primarily due to an increase in the cost of borrowings and deposits.  The net interest margin decreased to 2.27% for the first quarter of 2024 from 2.96% for the first quarter of 2023, primarily due to an increase in the average cost of funds, which increased to 3.02% for the first quarter of 2024 from 1.46% for the first quarter of 2023, due to higher rates paid on deposits and borrowings after eleven rate increases by the Federal Open Market Committee of the Federal Reserve (the “FRB”) from March 2022 through December 2023.  The decrease in net interest income before provision for credit losses was partially offset by growth of $209.3 million in average interest-earning assets during the first quarter of 2024, compared to the first quarter of 2023.  In addition, the overall rate earned on interest-earning assets increased by 46 basis points as the Bank earned higher rates on interest-earning deposits, securities, and the loan portfolio.

The following table sets forth the average balances, average yields and costs, and certain other information for the periods indicated.  All average balances are daily average balances.  The yields set forth below include the effect of deferred loan fees, and discounts and premiums that are amortized or accreted to interest income or expense.

	For the Three Months Ended
	March 31, 2024			March 31, 2023
	(Dollars in thousands)
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets
Interest-earning assets:
Interest-earning deposits	$99,103	$1,344	5.42%	$17,044	$119	2.79%
Securities	305,615	2,075	2.72%	328,767	2,180	2.65%
Loans receivable (1)	909,965	11,129	4.89%	762,669	8,535	4.48%
FRB and FHLB stock (2)	13,733	245	7.14%	10,665	209	7.84%
Total interest-earning assets	1,328,416	$14,793	4.45%	1,119,145	$11,174	3.99%
Non-interest-earning assets	52,561			67,947
Total assets	$1,380,977			$1,187,092

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$125,704	$1,444	4.59%	$134,047	$771	2.30%
Savings deposits	59,056	102	0.69%	61,317	13	0.08%
Interest checking and other demand deposits	227,504	143	0.25%	239,024	77	0.13%
Certificate accounts	163,116	1,110	2.72%	147,260	442	1.20%
Total deposits	575,380	2,799	1.95%	581,648	1,303	0.90%
FHLB advances	209,299	2,598	4.97%	145,201	1,454	4.01%
Bank Term Funding Program borrowing	100,000	1,203	4.81%	-	-	-%
Other borrowings	77,601	669	3.45%	69,618	143	0.82%
Total borrowings	386,900	4,470	4.62%	214,819	1,597	2.97%
Total interest-bearing liabilities	962,280	$7,269	3.02%	796,467	$2,900	1.46%
Non-interest-bearing liabilities	137,035			109,955
Stockholders’ equity	281,662			280,670
Total liabilities and stockholders’ equity	$1,380,977			$1,187,092

Net interest rate spread (3)		$7,524	1.43%		$8,274	2.54%
Net interest rate margin (4)			2.27%			2.96%
Ratio of interest-earning assets to interest-bearing liabilities			138.05%			140.51%

(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs and loan premiums.
(2)	FHLB is Federal Home Loan Bank.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

Credit Loss Provision

For the three months ended March 31, 2024, the Company recorded a credit loss provision under the Current Expected Credit Loss methodology of $260 thousand, compared to a credit loss provision of $88 thousand for the three months ended March 31, 2023.  No loan charge-offs were recorded during the quarters ended March 31, 2024 or 2023.  The allowance for credit losses (“ACL”) increased to $7.6 million as of March 31, 2024, compared to $7.3 million as of December 31, 2023.  The Bank had one non-accrual loan at March 31, 2024 with an unpaid principal balance of $401 thousand.

Non-interest Income

Non-interest income for the first quarter of 2024 totaled $306 thousand, compared to $289 thousand for the first quarter of 2023.

Non-interest Expense

Total non-interest expense was $7.8 million for the first quarter of 2024, compared to $6.2 million for the first quarter of 2023, representing an increase of $1.6 million, or 25.8%.  The increase was due to an increase of $905 thousand in professional services expense and an increase of $648 thousand in compensation and benefits expense.  The increase in professional services was primarily due to hiring a third-party firm to assist with reviewing certain general ledger account reconciliations, as well as other professionals, in connection with the Company’s investigation of the weaknesses in internal controls that were identified during preparation of the financial statements for the third quarter of 2023.

The increase in compensation and benefits expense was primarily attributable to the addition of full-time employees during 2023 in various production and administrative positions as part of the Bank’s efforts to expand it operational capabilities to grow its balance sheet and fulfill the intersecting lending objectives of the Company’s mission and the ECIP funding received in June 2022.  A portion of the increase in compensation expenses during the first quarter of 2024 pertained to recruiting expenses.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21% and the combined California and Washington, D.C. income tax rate of 9.75% to taxable income.  The Company recorded an income tax benefit of $57 thousand for the first quarter of 2024 and income tax expense of $674 thousand for the first quarter of 2023.  The decrease in tax expense reflected a decrease of $2.5 million in pre-tax income between the two periods.  The effective tax rate was 23.75% for the first quarter of 2024, compared to 29.70% for the first quarter of 2023.

Balance Sheet Summary

Total assets decreased by $4.9 million at March 31, 2024, compared to December 31, 2023, reflecting decreases in cash and cash equivalents of $38.1 million and securities available-for-sale of $23.7 million, partially offset by growth in net loans of $46.0 million and other assets of $9.9 million.

Loans held for investment, net of the ACL, increased by $46.0 million to $926.5 million at March 31, 2024, compared to $880.5 million at December 31, 2023.  The increase was primarily due to loan originations of $71.5 million which consisted of $38.0 million in multi-family loans, $17.5 million in other commercial loans, $15.0 million in commercial real estate loans, and $0.9 million in construction loans, offset in part by loan payoffs and repayments of $25.5 million.

Deposits increased by $12.9 million to $695.5 million at March 31, 2024, from $682.6 million at December 31, 2023.  The increase in deposits was attributable to increases of $15.0 million in liquid deposits (demand, interest checking, and money market accounts) and $12.4 million in Insured Cash Sweep (“ICS”) deposits (ICS deposits are the Bank’s money market deposit accounts in excess of FDIC insured limits whereby the Bank makes reciprocal arrangements for insurance with other banks), partially offset by decreases of $12.2 million in Certificate of Deposit Registry Service (“CDARS”) deposits (CDARS deposits are similar to ICS deposits, but involve certificates of deposit, instead of money market accounts), $1.7 million in savings deposits and $596 thousand in other certificates of deposit accounts.  As of March 31, 2024, our uninsured deposits represented 38% of our total deposits, compared to 37% as of December 31, 2023.  We leverage our long-standing partnership with IntraFi Deposit Solutions to offer deposit insurance for accounts exceeding the FDIC deposit insurance limit of $250,000.

Total borrowings decreased by $15.8 million to $380.9 million at March 31, 2024, from $396.8 million at December 31, 2023, primarily due to the payoff of two notes payable totaling $14.0 million during January 2024.  The notes payable had a blended interest cost of approximately 3.75%.

Stockholders’ equity was $281.3 million, or 20.5% of the Company’s total assets, at March 31, 2024, compared to $281.9 million, or 20.5% of the Company’s total assets, at December 31, 2023.  Stockholders’ equity decreased primarily due to an increase in accumulated other comprehensive loss, net of tax of $571 thousand.  Book value per share was $14.42 at March 31, 2024, compared to $14.65 at December 31, 2023.

About Broadway Financial Corporation

Broadway Financial Corporation operates through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading mission-driven bank that serves low-to-moderate income communities within urban areas in Southern California and the Washington, D.C. market.

About the City First Branded Family

City First Bank offers a variety of commercial real estate loan products, services, and depository accounts that support investments in affordable housing, small businesses, and nonprofit community facilities located within low-to-moderate income neighborhoods.  City First Bank is a Community Development Financial Institution, Minority Depository Institution, Certified B Corp, and a member of the Global Alliance of Banking on Values.  The Bank and the City First network of nonprofits, City First Enterprises, Homes By CFE, and City First Foundation, represent the City First branded family of community development financial institutions, which offer a robust lending and deposit platform.

Stockholders, analysts, and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010 or contact Investor Relations at the phone number or email address below.

Contacts

Investor Relations
Zack Ibrahim, Chief Financial Officer, (202) 243-7100
Investor.relations@cityfirstbroadway.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations and capital allocation and structure, are forward-looking statements.  Forward‑looking statements typically include the words “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “poised,” “optimistic,” “prospects,” “ability,” “looking,” “forward,” “invest,” “grow,” “improve,” “deliver” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward‑looking statements are subject to risks and uncertainties, including those identified below, which could cause actual future results to differ materially from historical results or from those anticipated or implied by such statements.  The following factors, among others, could cause future results to differ materially from historical results or from those indicated by forward‑looking statements included in this press release: (1) the level of demand for mortgage and commercial loans, which is affected by such external factors as general economic conditions, market interest rate levels, tax laws, and the demographics of our lending markets; (2) the direction and magnitude of changes in interest rates and the relationship between market interest rates and the yield on our interest‑earning assets and the cost of our interest‑bearing liabilities; (3) the rate and amount of loan losses incurred and projected to be incurred by us, increases in the amounts of our nonperforming assets, the level of our loss reserves and management’s judgments regarding the collectability of loans; (4) changes in the regulation of lending and deposit operations or other regulatory actions, whether industry-wide or focused on our operations, including increases in capital requirements or directives to increase allowances for credit losses or make other changes in our business operations; (5) legislative or regulatory changes, including those that may be implemented by the current administration in Washington, D.C. and the Federal Reserve; (6) possible adverse rulings, judgments, settlements and other outcomes of litigation; (7) actions undertaken by both current and potential new competitors; (8) the possibility of adverse trends in property values or economic trends in the residential and commercial real estate markets in which we compete; (9) the effect of changes in economic conditions; (10) the effect of geopolitical uncertainties; (11) the impact of health crises on our future financial condition and operations; (12) the impact of any volatility in the banking sector due to the failure of certain banks due to high levels of exposure to liquidity risk, interest rate risk, uninsured deposits and cryptocurrency risk; and (13) other risks and uncertainties.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at http://www.cityfirstbank.com and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.